UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3141 Hood Street, Suite 500
Dallas, Texas 75219

(Address of Principal Executive Offices)
(Zip Code)

(214) 252-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2014, RSP Permian, L.L.C. (“RSP LLC”), a wholly-owned subsidiary of RSP Permian, Inc. (the “Company”), Comerica Bank, as administrative agent (the “Administrative Agent”), and the lenders party thereto entered into the Second Amendment to Amended and Restated Credit Agreement (the “Amendment”).  The Amendment amends the Amended and Restated Credit Agreement, dated September 10, 2013, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated June 9, 2014 (as amended, the “Credit Agreement”), by and among RSP LLC, as borrower, the Administrative Agent and the lenders party thereto to, among other things, increase the borrowing base to $500 million from $375 million, increase the lenders’ aggregate maximum facility commitments to $1 billion from $500 million, extend the revolving credit maturity date to August 29, 2019, allow the Company the ability to issue senior notes and amend certain other provisions as more specifically provided for therein.

The foregoing description of the Amendment is not complete and is qualified by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 29, 2014, RSP LLC also completed the previously announced acquisition of certain undeveloped acreage and producing properties from Adventure Exploration Partners II, LLC, Alpine Oil Company, JM Cox Resources, LP and D.R.E. Interests, LLC for approximately $257 million in cash, subject to certain post-closing adjustments. The properties are 100% operated by the Company and are located in Glasscock County, Texas, in proximity to existing properties of the Company. The acquisition was financed through cash on hand and borrowings under the Credit Agreement.

Item 9.01                                 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
10.1	Second Amendment to Amended and Restated Credit Agreement, dated August 29, 2014, by and among RSP Permian, L.L.C., as borrower, Comerica Bank, as administrative agent, and the lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

By:	/s/ James E. Mutrie
James E. Mutrie
General Counsel and Vice President

Dated:  September 4, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Amended and Restated Credit Agreement, dated August 29, 2014, by and among RSP Permian, L.L.C., as borrower, Comerica Bank, as administrative agent, and the lenders party thereto